AMENDMENT TO PARTICIPATION AGREEMENT

SCHEDULE A

FUNDS AVAILABLE UNDER THE CONTRACTS

AIM VARIABE INSURANCE FUNDS

AIM V.I. Dent Demographic Trends Fund
AIM V.I. New Technology Fund

SEPARATE ACCOUNTS UTILIZING THE FUNDS

Kansas City Life Variable Life Separate Account, established April 24, 1995, registration number 033-95354

Kansas City Life Variable Annuity Separate Account, established January 23, 1995, registration number 033-89984

CONTRACTS FUNDED BY THE SEPARATE ACCOUNTS

J147 (Century II Variable Annuity)
J157 (Century II VA Affinity Series)
J159 (Century II VA Freedom Series)
J176 and J177 (Century II VUL Accumulator Series)